Filed Pursuant to Rule 424(b)(3)
Registration No. 333-146341

KBS REAL ESTATE INVESTMENT TRUST II, INC.

SUPPLEMENT NO. 5 DATED JULY 26, 2010

TO THE PROSPECTUS DATED APRIL 22, 2010

This document supplements, and should be read in conjunction with, the prospectus of KBS Real Estate Investment Trust II, Inc. dated April 22, 2010, as supplemented by supplement no. 4 dated July 8, 2010. As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust II, Inc. and, as required by context, KBS Limited Partnership II, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	the final extension of our primary offering of 200,000,000 shares.

Extension of the Offering

Our board of directors has approved a final extension of our primary offering of 200,000,000 shares until the earlier of the sale of all 200,000,000 shares or December 31, 2010. Subscriptions from non-custodial held accounts must be postmarked on or before December 31, 2010 and received by the end of business on January 14, 2011. For investments by custodial held accounts, subscription agreements must be dated on or before December 31, 2010 with all documents and funds received by the end of business on March 1, 2011. Funds from custodial held accounts will be accepted if received in installments that together meet the minimum or subsequent investment amount, as applicable, so long as the total subscription amount was indicated on the subscription agreement dated on or before December 31, 2010.

We plan to continue to offer shares under our dividend reinvestment plan beyond this date until we have sold 80,000,000 shares through the reinvestment of distributions. In many states, we will need to renew the registration statement or file a new registration statement to continue the offering for these periods. We may terminate this offering at any time.

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